Exhibit 1a.12b

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Yayyo Inc.

Opinion on the Financial /statements

I have audited the accompanying consolidated balance sheets of Yayyo, Inc. (the “Company”) as of December 31, 2016 and 2017, and the related consolidated statements of operations, changes in stockholder’s equity (deficit), and cash flows for the period from June 21, 2016 (inception) to December 31, 2016 and for the year ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Yayyo, Inc. as of December 31, 2016 and 2017, and the results of its operations and its cash flows for the period from June 21, 2016 (inception) to December 31, 2016 and for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on the Company’s financial statements based on our audits. I am a public accounting firm registered with the Public Company Accounting Oversight Board (United Sates) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

I conducted my audits in accordance with the standards of the PCAOB. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. As part of my audits I was required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According I express no such opinion.

My audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audits also included evaluation of the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that my audits provide a reasonable basis for my opinion.

I have served as the Company’s auditor since 2016 Denver, Colorado March 9, 2018

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

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